EXHIBIT 99.1

NOVITRON INTERNATIONAL TO ACQUIRE ASSETS OF ELAN DIAGNOSTICS

Newton, MA, December 9, 2002. Novitron International, Inc. (NASDAQ:NOVI) announced today that it has signed an agreement to acquire substantially all of the assets of Rhode Island based Elan Diagnostics, Inc. (“EDx”), one of the leading suppliers of clinical chemistry instrumentation, reagents and support resources predominately to the Physician’s Office Laboratory (“POL”) market in the United States. EDx is an indirect wholly owned subsidiary of Elan Corporation, plc (NYSE:ELN), a fully integrated biopharmaceutical company headquartered in Dublin, Ireland.

For the period ending September 30, 2002, EDx had nine (9) month unaudited revenues and operating income of approximately $22.2 million and $1.6 million, respectively. EDx sells its products predominately through a domestic network of national, regional, and local distributors supported by an internal sales force. As part of the transaction, Novitron will also acquire the assets of EDx’s reagent assay manufacturing facility in Brea, California.

Under the terms of the agreement, Novitron International or Group Practice Services Incorporated (“GPSI”) will pay a total consideration of $14.6 million, in cash, for substantially all the assets of EDx and shall assume substantially all the liabilities of the business. As previously announced on November 15, 2002, GPSI, one of the leading POL management services companies, has signed a letter of intent to be acquired by Novitron. GPSI and Novitron have agreed that the EDx transaction was a corporate opportunity of GPSI and until the earlier of the closing of Novitron's acquisition of GPSI or the acquisition by Novitron of the EDx assets, GPSI retains the right to acquire the assets of EDx and reimburse Novitron for all of its expenses in connection with the EDx acquisition.

The purchase price for the assets of EDX may be subject to an adjustment based upon the value of assets at closing. The transaction is also subject to certain customary conditions and is expected to close in the first quarter of calendar 2003. EDx currently employs approximately 110 persons, almost all of whom will be offered employment with the new company.

Israel M. Stein MD, President of Novitron commented, "Elan Diagnostics is a strong strategic fit, providing a domestic network necessary to support our growing U.S. presence. The acquisition of the assets of EDx is a part of our recently announced plan to provide a full range of products and services to the growing U.S. POL market and to smaller laboratories internationally.”

Dr. Stein continued, “We believe that the synergies created by this acquisition, which is part of the announced acquisition of GPSI, will allow us to craft innovative solutions for a variety of customers. The resulting integrated company will be capable of supplying a complete range of products and services, from equipment and reagents to lab management and consulting services, targeted to small and medium sized medical laboratories, both domestically and internationally. Whether a physician practice, clinic, or small hospital is considering establishing a new lab, consolidating lab resources from multiple sites, or upgrading the quality and efficiency of an existing laboratory, we anticipate that the combined companies will have the necessary expertise to assist with technology, regulatory affairs and management.”

About Novitron International, Inc.

Novitron International, Inc. is a multinational company focusing on scientific instrumentation used in clinical and analytical laboratories and in process monitoring in industry. The Company’s Dutch subsidiary, Vital Scientific NV, designs and manufactures blood chemistry instrumentation marketed worldwide through distributors and strategic partnerships. The Company’s Australian subsidiary, Vital Diagnostics Pty. Ltd., distributes diagnostic instruments and assays in the South Pacific. The Company’s Dutch subsidiary, NovaChem BV, develops and markets process analyzers. For more information on the Company, please visit the Company’s website at www.novitronintl.com ..

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about the transactions that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission made by Novitron; significant acquisitions or divestitures by major competitors; a downgrade in our financial strength ratings; our ability to consummate Novitron’s acquisition of the assets of Elan Diagnostics, to achieve expected synergies and operating efficiencies in the acquisition and to successfully integrate our operations; our expectations regarding the timing, completion and accounting and tax treatments of the transactions and the value of the transaction consideration; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Novitron does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Novitron’s various SEC reports, including but not limited to its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, and the 2002 quarterly Form 10-QSB filings.

For more information at Novitron International, Inc., please contact:
Israel M. Stein, M.D.
President
617-527-9933 X41

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